                                  Exhibit 99.1



Richard Dressler
Vice President, Finance, Chief Financial Officer, and Treasurer
Voice:  860-347-8506
inquire@zygo.com


                                                         For Immediate Release


         ZYGO ANNOUNCES FISCAL 2003 FOURTH QUARTER AND YEAR END RESULTS


MIDDLEFIELD, CONNECTICUT (AUGUST 21, 2003).....Zygo Corporation (NASDAQ: ZIGO)



Net sales of $26.8 million for the fourth quarter of fiscal 2003 increased by $4.3 million, or 19%, from the comparable prior year period sales of $22.5 million. Net sales for the fourth quarter of fiscal 2003 included $5.1 million from a development services agreement, as compared to $1.4 million in the comparable prior year period.

Net sales of $102.6 million for the fiscal year ended June 30, 2003 increased by $22.3 million, or 28%, from the comparable prior year period sales of $80.3 million. Net sales for the fiscal year ended June 30, 2003 included $18.8 million from the development services agreement, as compared to $1.4 million in the prior year. The development services agreement is expected to be substantially completed by June 2004. Revenue under this agreement can vary significantly from quarter to quarter.

For the fourth quarter of fiscal 2003, net sales in the semiconductor segment were $15.1 million, or 56% of total net sales, as compared to $10.4 million, or 46%, in the prior year period and net sales in the industrial segment were $11.7 million, or 44% of total net sales, as compared to $12.1 million, or 54%, in the prior year period. The increase in net sales in the semiconductor segment was primarily due to the increase in sales of $3.7 million from the development services agreement.

For the fiscal year ended June 30, 2003, net sales in the semiconductor segment were $59.3 million, or 58% of total net sales, as compared to $37.5 million, or 47%, in the prior year period and net sales in the industrial segment were $43.3 million, or 42% of total net sales, as compared to $42.8 million, or 53%, in the prior year period. The increase in net sales in the semiconductor segment was primarily due to the sales from the development services agreement.

The Company recorded net earnings of $0.7 million for the fourth quarter of fiscal 2003 as compared to a net loss of $2.6 million for the fourth quarter of fiscal 2002. On a diluted per share basis, the net earnings were $0.04 per share for the fourth quarter of fiscal 2003 as compared to a net loss of $0.15 per share for the fourth quarter of fiscal 2002. The net earnings for the fourth quarter of fiscal 2003 and the net loss for the fourth quarter of fiscal 2002 include the loss from

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discontinued operations of our TeraOptix unit of $11 thousand and $2.9 million, respectively. The income from continuing operations for the fourth quarter of fiscal 2003 was $1.3 million, or $0.07 per share, as compared to $0.3 million, or $0.02 per share, for the fourth quarter of fiscal 2002.

The Company recorded a net loss of $10.6 million for the fiscal year ended June 30, 2003 as compared to a net loss of $11.7 million for the fiscal year ended June 30, 2002. On a diluted per share basis, the net loss was $0.60 per share for the fiscal year ended June 30, 2003 as compared to a net loss of $0.67 per share for the fiscal year ended June 30, 2002. The net loss for the fiscal year ended June 30, 2003 includes losses of $2.5 million related to the operations of our discontinued TeraOptix unit and charges of $9.7 million related to the disposal of our discontinued TeraOptix unit. The net loss for the fiscal year ended June 30, 2002 includes losses related to the operations of our discontinued TeraOptix unit of $7.4 million. The net loss for the fiscal year ended June 30, 2002 also includes a gain on the sale of our Automation Systems Group of $6.1 million before related exit costs of $1.9 million, inventory write-downs of $0.8 million, and tax expense of $1.3 million. The income from continuing operations for the fiscal year ended June 30, 2003 was $1.6 million, or $0.09 per share, as compared to a net loss of $4.3 million, or $0.24 per share, for the fiscal year ended June 30, 2002.

As previously announced, the Company discontinued its telecommunications TeraOptix business unit. The Company disposed of its equipment and is currently marketing for sale its facility located in Westborough, Massachusetts. Accordingly, the results of TeraOptix have been presented as a separate line item on the income statement as discontinued operations, net of tax, for all periods presented. In addition, the loss on disposal of the business, net of tax, has been recorded as a line item for the fiscal 2003 periods presented. All continuing operations line items presented exclude TeraOptix results.

Gross profit for the fourth quarter of fiscal 2003 totaled $9.6 million, an increase of $1.4 million, or 17%, from $8.2 million in the fourth quarter of fiscal 2002. Gross profit as a percentage of sales for the fourth quarters of fiscal 2003 and 2002 were 36% and 37%, respectively. Gross profit for the fiscal year ended June 30, 2003 totaled $35.4 million, an increase of $7.9 million, or 29%, from $27.5 million in the fiscal year ended June 30, 2002. Gross profit as a percentage of sales for the fiscal years ended June 30, 2003 and 2002 were 35% and 34%, respectively. Gross profit included $1.1 million and $3.8 million for the fourth quarter and fiscal year ended June 30, 2003, respectively, for the development services agreement, as compared to $0.3 million for both the fourth quarter and fiscal year ended June 30, 2002.

Research, development, and engineering expenses ("R&D") for the fourth quarter of fiscal 2003 totaled $4.0 million, an increase of $0.6 million, or 18%, from $3.4 million in the comparable prior year period. The increase was primarily due to costs associated with our Zygo Applied Optics group in Southern California, which commenced operations in the second half of fiscal 2003. R&D for the fiscal year ended June 30, 2003 totaled $12.7 million, a decrease of $5.0 million, or 28%, from $17.7 million in the comparable prior year period. The decrease was primarily related to the completion of several large research and development projects in the semiconductor segment in the prior year and the transfer of engineering resources to revenue producing projects in the current fiscal year.



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Backlog at June 30, 2003 totaled $37.2 million, a decrease of $4.2 million, or
10%, from $41.4 million at March 28, 2003. Backlog at June 30, 2003 decreased $3.3 million, or 8%, from $40.5 million at June 30, 2002. Orders for the fourth quarter of fiscal 2003 totaled $22.6 million (gross orders of $26.3 million less cancellations of $3.7 million). Orders by segment for the fourth quarter of fiscal 2003 consisted of $13.2 million, or 58%, in the semiconductor segment and $9.4 million, or 42%, in the industrial segment.

The Company maintained cash, cash equivalents, and marketable securities at June 30, 2003 totaling $52.9 million, an increase of $14.4 million from June 30, 2002. The increase was primarily due to a reduction in accounts receivable, a decrease in inventory, an improvement in operating results, and income tax refunds.

Management's View

Fiscal 2003 was a year of transition as we exited the telecommunications market and concentrated on our core business segments of metrology and optics. With three successive quarters of profitable earnings from continuing operations and an increase in cash and marketable securities of $14.4 million over the year, we enter fiscal 2004 with renewed optimism. While our traditional markets in the industrial sector have and should continue to serve us well, we see a significant opportunity in the semiconductor market. We do not anticipate that the semiconductor market will recover to historical 20% growth rates. However, with the technical challenges facing chip manufacturers to maintain yields as line widths shrink and in-line production metrology becomes essential, we believe growth rates of greater than 15% per year are reasonable goals for the metrology segment of the semiconductor equipment market.

The flat panel market continues to demonstrate robustness. We received an order for two automated G5 metrology systems in the fourth quarter. In addition, we received an optics contract of $6.0 million, of which $1.8 million (12 months of shipments) was entered into backlog in the fourth quarter.

ZYGO's teleconference to discuss the results of the fourth quarter and year ended June 30, 2003 will be held at 6 PM Eastern Standard Time on August 21, 2003 and can be accessed by dialing 800-633-8514. This call is web cast live on ZYGO's web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Zygo Corporation (NASDAQ: ZIGO), headquartered in Middlefield, Connecticut, is a worldwide developer and supplier of high precision optics, optical assemblies, high performance metrology instruments, and automation for the semiconductor and industrial markets. See ZYGO's web site at www.zygo.com for additional information.


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


All statements other than statements of historical fact included in this news release regarding the Company's financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and changes in expected costs of discontinued operations. Further information on potential factors that could affect Zygo Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended June 30, 2002.




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


                        Zygo Corporation and Subsidiaries
                 Condensed Consolidated Statements of Operations



------------------------------------------------------------------------------------------   ------------------------------
(Thousands, except per share amounts)                             Three Months Ended                   Year Ended
                                                             -----------------------------   ------------------------------
                                                               June 30,        June 30,        June 30,         June 30,
                                                                 2003          2002 (1)          2003           2002 (1)
                                                             -------------   -------------   -------------    -------------
Net sales                                                     $26,848          $22,508         $102,577          $80,268
Cost of goods sold                                             17,266           14,268           67,132           52,805
                                                            ---------        ---------        ---------        ---------
         Gross profit                                           9,582            8,240           35,445           27,463

Selling, general, and administrative expenses                   3,850            4,542           20,320           21,922
Research, development, and engineering expenses                 3,963            3,434           12,659           17,696
Amortization of intangibles                                      --                208              104              763
Exit costs for Automation Systems Group                           352              (64)             352            1,856
                                                            ---------        ---------        ---------        ---------
         Operating profit (loss)                                1,417              120            2,010          (14,774)

Gain on sale of Automation Systems Group                         --                 25             --              6,142

Other income, net                                                 213              159              650            1,177
                                                            ---------        ---------        ---------        ---------
         Earnings (loss) from continuing operations
            before income taxes and minority interest           1,630              304            2,660           (7,455)

Income tax (expense) benefit                                     (242)             203             (626)           3,652
Minority interest, net of tax                                    (135)            (230)            (459)            (476)
                                                            ---------        ---------        ---------        ---------
         Earnings (loss) from continuing operations             1,253              277            1,575           (4,279)
                                                            ---------        ---------        ---------        ---------

Discontinued TeraOptix operations, net of tax                     (11)          (2,898)          (2,493)          (7,454)
Charges and related adjustments on the disposal of
    TeraOptix, net of tax                                        (573)            --             (9,652)            --
                                                            ---------        ---------        ---------        ---------
         Loss from discontinued operations                       (584)          (2,898)         (12,145)          (7,454)
                                                            ---------        ---------        ---------        ---------
Net earnings (loss)                                              $669          $(2,621)        $(10,570)        $(11,733)
                                                            =========        =========        =========        =========

Basic - Earnings (loss) per share:
         Continuing operations                                  $0.07            $0.02            $0.09           $(0.24)
                                                            =========        =========        =========        =========
         Discontinued operations                               $(0.03)          $(0.17)          $(0.69)          $(0.43)
                                                            =========        =========        =========        =========
         Net earnings (loss)                                    $0.04           $(0.15)          $(0.60)          $(0.67)
                                                            =========        =========        =========        =========
Diluted - Earnings (loss) per share:
         Continuing operations                                  $0.07            $0.02            $0.09           $(0.24)
                                                            =========        =========        =========        =========
         Discontinued operations                               $(0.03)          $(0.17)          $(0.69)          $(0.43)
                                                            =========        =========        =========        =========
         Net earnings (loss)                                    $0.04           $(0.15)          $(0.60)          $(0.67)
                                                            =========        =========        =========        =========

Weighted average number of shares:
         Basic                                                 17,574           17,441           17,539           17,414
                                                            =========        =========        =========        =========
         Diluted                                               17,758           17,739           17,696           17,414
                                                            =========        =========        =========        =========




(1) The condensed consolidated statements of operations for the periods ended June 30, 2002 have been reclassified to conform with the fiscal 2003 presentation of the discontinued operations and loss on disposal of TeraOptix.





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                        Zygo Corporation and Subsidiaries
                      Condensed Consolidated Balance Sheets


(Thousands of dollars)                                   June 30, 2003  June 30, 2002
                                                         -------------  -------------
Assets
Current assets:
         Cash and cash equivalents                         $ 31,209       $ 28,513
         Restricted cash                                         --          1,225
         Marketable securities                               14,929            720
         Receivables                                         12,868         21,241
         Inventories                                         18,444         23,612
         Prepaid expenses                                     1,791          1,444
         Deferred income taxes                                5,179          4,899
         Assets from discontinued unit held for sale         11,899             --
                                                           --------       --------
              Total current assets                           96,319         81,654

Marketable securities                                         6,712          8,014
Property, plant, and equipment, net                          26,648         55,045
Deferred income taxes                                        26,589         19,981
Intangible assets, net                                        5,025          4,507
                                                           --------       --------
Total assets                                               $161,293       $169,201
                                                           ========       ========


Liabilities and Stockholders' Equity
Current liabilities:
         Current portion of long-term debt                 $ 11,374       $    837
         Accounts payable                                     5,254          5,020
         Accrued expenses and progress payments              11,060          8,951
         Income taxes payable                                 1,750            929
                                                           --------       --------
              Total current liabilities                      29,438         15,737

Long-term debt, excluding current portion                      --           11,374
Other long term liabilities                                     609          1,115
Minority interest                                             1,161            970
Stockholders' equity                                        130,085        140,005
                                                           --------       --------
Total liabilities and stockholders' equity                 $161,293       $169,201
                                                           ========       ========




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